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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                     CONTACT: Lisa Halvorson (808) 525-6111


         FIRST HAWAIIAN, BANCWEST MERGER APPROVED BY FEDERAL RESERVE;
            FIRST HAWAIIAN INCREASES POST-MERGER EARNINGS FORECASTS




         (Honolulu, Hawaii, September 21, 1998) --First Hawaiian, Inc. announced today that the Federal Reserve has approved its planned merger with BancWest Corporation of California. First Hawaiian also announced an increase in its earnings forecasts for the combined company's first two post-merger years.

         First Hawaiian Chairman and Chief Executive Officer Walter A. Dods, Jr. said the only remaining steps required for the merger are approvals of applications now pending the before Federal Deposit Insurance Corporation (FDIC) and state banking regulators. Dods said First Hawaiian and BancWest hope to complete the merger on October 31, 1998, if these regulatory approvals are received in time.

         Dods said First Hawaiian has increased its forecasts of reported (GAAP) earnings for 1999 and 2000, based on refined projections of goodwill charges generated by the merger. (Goodwill represents the amount by which the purchase price of a company exceeds its book value and is charged against earnings over a specified period of time.) First Hawaiian initially said it expected to incur goodwill charges of $28.8 million per year following the transaction.

         Dods said that the actual purchase price was lower than projected due to:

   -     final stock market closing prices, and

   - further refinements in accounting for certain items in the transaction.


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         As a result, he said, actual goodwill charges from the transaction will amount to just $20.1 million annually, thus increasing the merged company's reported earnings and substantially reducing dilution in 1999. Current estimates are that the merger will dilute GAAP, or financial reporting, earnings by only
1% in 1999 and will be accretive to earnings by 9.9% in 2000. First Hawaiian had previously announced that the transaction was expected to dilute reported earnings by 7.4% in 1999, and was expected to be accretive by 3.9% in 2000.

         The company's forecasts for reported diluted earnings per share are $2.95 in 1999 and $3.45 in 2000. Initially, the company's forecasts had been $2.76 and $3.25, respectively.

         As previously announced, the transaction is expected to be immediately accretive to cash earnings -- by 7.8% in 1999 and 17.6% in 2000.

         The companies expect to cut their combined operating expenses by 9%, or about $41 million annually, by 2000. This will be accomplished by merging Pacific One Bank, a current First Hawaiian subsidiary, into Bank of the West and by consolidating data processing and back-office operations of First Hawaiian and Bank of the West.

         The companies said approximately 400 positions, about 8% of their combined total workforce, will be eliminated over an 18-month period, but that most cuts will be accomplished by attrition, given normal turnover.

         The merger of First Hawaiian and BancWest will create a regional bank holding company with assets of nearly $15 billion,
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headquartered in Honolulu with an administrative headquarters in San Francisco.

         Honolulu-based First Hawaiian ($8.2 billion assets) is the parent company of First Hawaiian Bank, Hawaii's oldest bank, and of Pacific One Bank in the Pacific Northwest.

         BancWest Corporation is the parent company of Bank of the West ($6.0 billion assets), California's fifth-largest bank, which is based in San Francisco and has 104 branches in 21 counties in Northern and Central California. BancWest is wholly owned by Banque Nationale de Paris (BNP), France's second largest banking group.

         First Hawaiian, Inc. will be the surviving company. Its stockholders have approved changing its name to BancWest Corporation following the merger, reflecting the company's new regional scope. The new BancWest will have more than 200 branches and serve more than 800,000 households and businesses in Hawaii, California, Oregon, Washington, Idaho, the territory of Guam and Saipan.

         Both First Hawaiian Bank and Bank of the West will keep their present names.

         Last month, stockholders of First Hawaiian, Inc. voted overwhelmingly to approve the company's merger. More than 84% of the outstanding shares cast votes, with 98% of the shares voting to approve the merger proposal.

         (This release contains forward-looking statements, including statements regarding possible or assumed future results of our operations or the performance of the combined company
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after the merger. Such statements are subject to risks and uncertainties that may cause actual results to differ materially from those presented. Factors that could cause such differences include: failure to fully realize expected cost savings from the merger; lower than expected revenues following the merger; problems or delays in bringing together the two companies; legal and regulatory risks and uncertainties; global, national and local economic conditions; competition and change in the financial services business; and other factors described in our recent filings with the Securities and Exchange Commission.)